Exhibit 99.1

Yunhong International Announces Ternination of Share Exchange Agreement

NEW YORK, September 14, 2021 /ACCESSWIRE/— Yunhong International (NASDAQ: ZGYH) (the "Company") today announced that on September 8, 2021, the Company received a written notice from Giga Carbon Neutrality Inc. (f/k/a Giga Energy Inc.), a corporation formed under the laws of the Province of British Columbia, Canada (“GCN”), terminating the share exchange agreement, dated as of May 14, 2021 (the “Share Exchange Agreement”), entered into by and among the Company, GCN and the other parties identified therein, pursuant to which the Company agreed to purchase from the shareholders of GCN all of the issued and outstanding shares of GCN in exchange for newly issued ordinary shares of the Company, subject to the terms and conditions set forth in the Share Exchange Agreement (the “Business Combination”), because the Business Combination had not been consummated by July 30, 2021.

About Yunhong International

Yunhong International is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Although it is not limited to a particular industry or geographic region for purposes of consummating an initial business combination, the Company believes it is particularly well-positioned to capitalize on growing opportunities created by consumer/lifestyle businesses that have their primary operations in Asia.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Contact:

Patrick Orlando

Yunhong International

19/f decheng center 124 zhongbei road

Wuhan-hubei f4 430000

Telephone: +86 131 4555 5555